Filed Pursuant to Rule 424(b)(3)
Registration No. 333-155800

January 2013 Performance Update

The Frontier Fund Supplement Dated January 31, 2013 to Prospectus Dated January 31, 2013.

The Frontier Fund Class 2 New

T H E   F R O N T I E R   F U N D ’ S   G O A L : To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

December performance for the various Series of The Frontier Fund is detailed below:*

The Frontier Fund Class 2 New	January 31, 2013 MTD	January 31, 2013 YTD	NAV / Unit

Frontier Diversified Series-2	–0.42%	–0.42%	$100.06
Frontier Long/Short Commodity Series-2a	1.01%	1.01%	$116.62
Frontier Masters Series-2	0.63%	0.63%	$108.29

Additional information, including monthly rates of return, concerning the aforementioned Series and the Trading Advisor(s) is contained in the Prospectus and the respective Series Appendix to the Prospectus.

*	The above table sets forth the actual performance for the Class and Series as of January 31, 2013. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Series.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF THE FRONTIER FUND

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

THE FRONTIER FUND DIVERSIFIED SERIES – 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

January 31, 2013

(Unaudited)

Current Period
INCOME

Realized trading gain (loss)	$(1,667,756.83)
Unrealized trading gain (loss)	1,599,987.53
Less: Commissions	(57,638.37)
Less: Trading Fee paid to Managing Owner	(111,629.54)
Interest income	82,662.06

Total Income	(154,375.15)

EXPENSES

Broker service fees	11,773.00
Incentive fees	(8.37)
Management fees	71,543.05

Total Expenses	83,307.68

Net Income (Loss)	$(237,682.83)

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit

Net asset value, beginning of month	559,127.23937	$56,181,635.86	$100.48
Current month additions	819.18268	82,099.46
Current month redemptions	(6,134.72736)	(610,393.81)
Net income (loss) for current month		(237,682.83)	(0.42)

Net asset value, end of current month	553,811.69469	$55,415,658.68	$100.06

	Monthly rate of return		–0.42%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner Equinox Fund Management LLC
1775 Sherman Street, Suite 2500 Denver, Colorado 80203

On Behalf of the Frontier Fund – DIVERSIFIED SERIES – 2

THE FRONTIER FUND LONG/SHORT COMMODITY SERIES – 2a

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

January 31, 2013

(Unaudited)

Current Period
INCOME

Realized trading gain (loss)	$(54,854.33)
Unrealized trading gain (loss)	218,144.66
Less: Commissions	(11,345.13)
Less: Trading Fee paid to Managing Owner	(22,144.93)
Interest income	20,977.02

Total Income	150,777.29

EXPENSES

Broker service fees	2,335.20
Incentive fees	0.00
Management fees	35,755.41

Total Expenses	38,090.61

Net Income (Loss)	$112,686.68

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit

Net asset value, beginning of month	94,256.67574	$10,882,110.80	$115.45
Current month additions	1,656.27110	190,000.00
Current month redemptions	(58.22342)	(6,693.18)
Net income (loss) for current month		112,686.68	1.17

Net asset value, end of current month	95,854.72342	$11,178,104.30	$116.62

	Monthly rate of return		1.01%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1775 Sherman Street, Suite 2500
Denver, Colorado 80203

On Behalf of the Frontier Fund – LONG/SHORT COMMODITY SERIES – 2a

THE FRONTIER FUND MASTERS SERIES – 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

January 31, 2013

(Unaudited)

Current Period
INCOME

Realized trading gain (loss)	$(416,497.03)
Unrealized trading gain (loss)	584,160.94
Less: Commissions	(8,864.54)
Less: Trading Fee paid to Managing Owner	(34,187.80)
Interest income	27,341.83

Total Income	151,953.40

EXPENSES

Broker service fees	3,605.39
Incentive fees	0.00
Management fees	39,097.94

Total Expenses	42,703.33

Net Income (Loss)	$109,250.07

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit

Net asset value, beginning of month	156,889.08402	$16,882,658.74	$107.61
Current month additions	2,253.25089	241,400.00
Current month redemptions	(259.15299)	(27,960.06)
Net income (loss) for current month		109,250.07	0.68

Net asset value, end of current month	158,883.18192	$17,205,348.75	$108.29

	Monthly rate of return		0.63%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1775 Sherman Street, Suite 2500 Denver, Colorado 80203

On Behalf of the Frontier Fund – MASTERS SERIES – 2

THE FRONTIER FUND FRONTIER DIVERSIFIED SERIES

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

January 31, 2013

(Unaudited)

Current Period
INCOME

Realized trading gain (loss)	$(3,413,506.75)
Unrealized trading gain (loss)	3,273,862.02
Less: Commissions	(117,907.53)
Less: Trading Fee paid to Managing Owner	(228,382.34)
Interest income	169,117.20

Total Income	(316,817.40)

EXPENSES

Trading fees	0.00
Broker service fees	110,279.50
Incentive fees	0.00
Management fees	146,368.56

Total Expenses	256,648.06

Net Income (Loss)	$(573,465.46)

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*

Net asset value, beginning of month	1,184,142.27234	$115,181,571.96	$97.27
Current month additions	3,155.68919	300,293.99
Current month redemptions	(20,598.14371)	(1,964,197.66)
Net income (loss) for current month		(573,465.46)	(0.46)

Net asset value, end of current month	1,166,699.81782	$112,944,202.83	$96.81

	Monthly rate of return		–0.48%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner Equinox Fund Management LLC
1775 Sherman Street, Suite 2500 Denver, Colorado 80203

On Behalf of the Frontier Fund – FRONTIER DIVERSIFIED SERIES

THE FRONTIER FUND FRONTIER LONG/SHORT COMMODITY SERIES

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

January 31, 2013

(Unaudited)

Current Period
INCOME

Realized trading gain (loss)	$(295,825.20)
Unrealized trading gain (loss)	1,099,349.30
Less: Commissions	(57,540.93)
Less: Trading Fee paid to Managing Owner	(76,801.05)
Interest income	106,336.35

Total Income	775,518.47

EXPENSES

Trading fees	0.00
Broker service fees	34,594.27
Incentive fees	0.00
Management fees	246,434.61

Total Expenses	281,028.88

Net Income (Loss)	$494,489.59

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*

Net asset value, beginning of month	452,094.80336	$56,525,480.53	$125.03
Current month additions	2,918.75136	327,412.04
Current month redemptions	(14,943.88430)	(2,129,744.35)
Net income (loss) for current month		494,489.58	0.44

Net asset value, end of current month	440,069.67042	$55,217,637.80	$125.47

	Monthly rate of return		0.36%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner Equinox Fund Management LLC
1775 Sherman Street, Suite 2500 Denver, Colorado 80203

On Behalf of the Frontier Fund – FRONTIER LONG/SHORT COMMODITY SERIES

THE FRONTIER FUND FRONTIER MASTERS SERIES

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

January 31, 2013

(Unaudited)

Current Period
INCOME

Realized trading gain (loss)	$(1,262,111.56)
Unrealized trading gain (loss)	1,765,607.95
Less: Commissions	(26,883.46)
Less: Trading Fee paid to Managing Owner	(103,566.08)
Interest income	82,830.64

Total Income	455,877.49

EXPENSES

Trading fees	0.00
Broker service fees	62,137.44
Incentive fees	0.00
Management fees	118,442.42

Total Expenses	180,579.86

Net Income (Loss)	$275,297.63

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*

Net asset value, beginning of month	499,137.59773	$51,486,157.98	$103.15
Current month additions	4,814.87435	499,541.35
Current month redemptions	(4,263.48095)	(431,641.54)
Net income (loss) for current month		275,297.63	0.57

Net asset value, end of current month	499,688.99113	$51,829,355.42	$103.72

	Monthly rate of return		0.56%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner Equinox Fund Management LLC
1775 Sherman Street, Suite 2500 Denver, Colorado 80203

On Behalf of the Frontier Fund – FRONTIER MASTERS SERIES